Exhibit 10.25

WALKER & DUNLOP, INC.

2015 EQUITY INCENTIVE PLAN

FIRST AMENDMENT

WHEREAS, Walker & Dunlop, Inc., a Maryland corporation (the “Company”), maintains the Walker & Dunlop, Inc. 2015 Equity Incentive Plan, as amended (the “2015 Plan”), which provides for the satisfaction of tax withholding obligations through the surrender of shares to the Company up to the statutory minimum withholding amount; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company approved this First Amendment to the 2015 Plan on January 18, 2017 (the “Amendment Effective Date”) to allow for additional tax withholding.

NOW, THEREFORE, effective as of the Amendment Effective Date, the 2015 Plan is amended as follows:

1. The last sentence of Section 18.3 of the 2015 Plan is hereby deleted and replaced with the following:

The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state, or local tax withholding requirements upon the exercise, vesting, lapse of restrictions applicable to such Award, or payment of shares of Stock pursuant to such Award, as applicable, cannot exceed such number of shares of Stock having a Fair Market Value equal to the maximum statutory tax rates applicable in the Grantee’s jurisdiction; provided, that, such shares shall be rounded up to the nearest whole share of Stock to the extent rounding up to the nearest whole share does not result in the liability classification of the applicable Award under generally accepted accounting principles in the United States of America. Unless otherwise determined by the Committee, “Fair Market Value” for purposes of this paragraph shall mean the closing price of a share of Stock as reported on the New York Stock Exchange for the date of determination; provided, that, if there is no such reported closing price on such date, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock on the last preceding day on which any sale of Stock shall have been reported on the New York Stock Exchange.

2. Except as set forth above in this First Amendment, the 2015 Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this First Amendment as of this 18th day of January, 2017.

Company:	/s/ Richard M. Lucas
(Signature)
Name:	Richard M. Lucas

Title:	Executive Vice President, General Counsel & Secretary